EXHIBIT 99

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Little Falls Bancorp, Inc.                              Contact:  Richard Capone
Little Falls, New Jersey                                          Vice President
                                                                  (973-256-6100)

                              For Immediate Release
                                January 26, 1999


                  LITTLE FALLS BANCORP, INC., AND HUBCO, INC.,
                        SIGN DEFINITIVE MERGER AGREEMENT


Little Falls New Jersey, New Jersey, January 26, 1999 - - HUBCO, Inc. (NASDAQ:HUBC), and Little Falls Bancorp, Inc. (NASDAQ:LFBI), the holding company for Little Falls Bank, today announced the signing of a definitive merger agreement by which HUBCO will acquire Little Falls Bancorp, Inc. in a combination stock and cash transaction. Little Falls Bancorp is a $341 million asset institution headquartered in Little Falls, New Jersey operating six offices in Hunterdon and Passaic counties.

         The transaction has a total value of approximately $55 million. This price is 1.50 times Little Fall's tangible book value, 24 times their last 12 month earnings and represents a deposit premium of 8.10%. HUBCO expects to achieve significant cost savings and that the transaction will be immediately accretive. Under the terms of the agreement, Little Falls shareholders will receive either 0.65 shares of HUBCO common stock or $20.64 in cash or a combination of shares of HUBCO common stock and cash. The shares of HUBCO common stock offered in this transaction will be in an amount equal to approximately 51% of the outstanding shares of Little Falls multiplied by the exchange ratio. HUBCO will repurchase a similar number of shares prior to closing under its stock repurchase program. The remaining 49% of the outstanding shares will be paid the fixed per share price of $20.64. The exchange ratio of 0.65 shares of HUBCO common stock is based upon HUBCO's median common stock price being between $34.43 and $29.23 during a pre-determined pricing period. If the median pre-closing price of HUBCO common stock is $29.00 or less, the exchange ratio shall be increased in increments to a maximum exchange ratio of 0.70 effective if the HUBCO, Inc. price is $27.14 or lower. If the median pre-closing price of HUBCO common stock is $34.50 or more, the exchange ratio will be decreased in increments to a minimum exchange ratio of 0.60 at $37.50.

         In connection with the execution of the merger agreement, Little


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Falls has issued an option to HUBCO,  which would enable HUBCO to purchase up to
493,000 shares of Little Falls common stock under defined circumstances. As part of the transaction, Little Falls Bank will be merged into Hudson United Bank. The merger is subject to approval by Federal and New Jersey bank regulatory authorities, Little Falls Bancorp shareholders, as well as other customary conditions. The transaction is expected to close in the second quarter of 1999, and will be accounted for as a purchase transaction.

         Kenneth T. Neilson, HUBCO's Chairman, President and CEO commented, "We are pleased that Little Falls Bancorp has chosen to join HUBCO. Little Falls Bank customers will be offered a wide variety of additional products and services through our varied delivery channels as well as an extensive branch network." Len Romaine, President of Little Falls Bank, commented, "We are enthusiastic about becoming part of the HUBCO family. This will enable our customers to gain the benefits of the broad array of services offered by HUBCO." This acquisition represents HUBCO's twenty-seventh acquisition in the past eight years and will enhance HUBCO's presence in the affluent Northern New Jersey markets. Little Falls operates in Passaic and Hunterdon Counties with a 5% deposit market share in Hunterdon County. Hunterdon County, along with the communities of Little Falls and West Paterson, have median household income and median property values above New Jersey averages and Passaic County has a high density of small businesses.

         HUBCO is a $6.8 billion asset holding company operating in New Jersey, Connecticut and New York offering a full array of products and services to retail and commercial customers.

         The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include statements about cost savings, earnings accretion and valuation, as well as expressions about management's confidence and strategies and management's expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the speed and effectivness of cost savings, the earnings of the target institution, the direction of movements in interest rates, the possibility of disruption in credit markets, successful implementation of


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Year 2000  technology  changes,  successful  implementation  and  integration of
HUBCO's acquisitions, the effects of economic conditions and the impact of legal and regulatory barriers and structures. Actual results may differ materially from such forward-looking statements. HUBCO assumes no obligation for updating any such forward-looking statements at any time.